Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES APPROXIMATELY 2,154 BOEPD BAKKEN WELL

Austin, TX – August 10, 2009 — Brigham Exploration Company (NASDAQ: BEXP) announced that the Anderson 28-33 #1H produced approximately 2,154 barrels of oil equivalent per day from the Bakken formation during its early 24 hour flow back period. Brigham’s Anderson 28-33 #1H well, to our knowledge, is the first successful 24 stage fracture stimulation completion in the Williston Basin.

Brigham announced that the Anderson 28-33 #1H was successfully fracture stimulated and produced approximately 1,838 barrels of oil and 1.9 MMcf of natural gas, or 2,154 barrels of oil equivalent, from the Bakken formation during its early 24 hour flow back. The long lateral Anderson 28-33 #1H was completed with 24 fracture stimulation stages. Brigham maintains an approximate 66% working interest and 55% net revenue interest in the Anderson 28-33 #1H well, located in Brigham’s Ross Area of Mountrail County, North Dakota.

Also in the Ross Area, Brigham recently announced the Strobeck 27-34 #1H Three Forks discovery, which produced approximately 2,021 barrels of oil equivalent per day during its early 24 hour flow back. Brigham controls approximately 35,200 net acres in the Ross Area, and assuming three Bakken and three Three Forks wells per 1280 acre drilling unit, Brigham could potentially drill 165 net wells for full development.

Bud Brigham, the Chairman, President and CEO, stated, “We’re extremely excited about the Anderson 28-33 #1H. It’s a credit to our operations staff that our operational innovations continue to enhance well performance and economics in the play. Last year we drilled the Adix 25 #1H Three Forks well and the Carkuff 22 #1H Bakken well in the Ross Area. Those wells commenced production at 928 and 1,234 barrels of oil equivalent per day, respectively. The Adix 25 #1H and Carkuff 22 #1H were short lateral wells with 11 and 12 frac stages, respectively. Although they are very good wells, it appears that our 18 stage fracture stimulation long lateral Strobeck 27-34 Three Forks well and our 24 stage fracture stimulation long lateral Anderson 28-33 Bakken well should provide stronger returns for our shareholders.”

Bud Brigham continued, “We’re also looking forward to the results of our current activity west of the Nesson Anticline in North Dakota where we control approximately 100,000 net acres, particularly given the encouraging results we’ve generated in the area to date. We’re currently completing our Figaro 29-32 #1H and drilling our Brad Olson 9-16 #1H wells. We should have results for the Figaro in late August or early September, and we expect to fracture stimulate the Brad Olson 9-16 #1H in mid-September. These wells will provide important data to help us delineate the potential reserves to be developed in our acreage in Williams and McKenzie Counties of North Dakota.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward-Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward- looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300